Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nostalgia Family Brands, Inc.:

We consent to the use of our report dated May 16, 2012 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 16, 2012 contains an explanatory paragraph that states that the Company is in the development stage, and is dependent on raising capital to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada

May 23, 2012